Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2021, with respect to the consolidated financial statements of Montauk Holdings USA, LLC included in the Annual Report of Montauk Renewables, Inc. on Form 10-K for the year ended December 31, 2020. We consent to the incorporation by reference of said report in the Registration Statements of Montauk Renewables, Inc. on Form S-1 (File No. 333-251312) and on Form S-8 (File No. 333-252452).

/s/ GRANT THORNTON LLP

Pittsburgh, Pennsylvania
March 31, 2021